Exhibit 5.1

Suite 3000 79 Wellington St. W. Box 270, TD Centre Toronto, Ontario M5K 1N2 Canada Tel 416.865.0040 Fax 416.865.7380

December 7, 2021

Brookfield Asset Management Inc.

Brookfield Place, 181 Bay Street

Suite 300, P.O. Box 762

Toronto, Ontario M5J 2T3

Dear Sirs/Mesdames:

RE: BROOKFIELD ASSET MANAGEMENT INC.

We have acted as counsel to Brookfield Asset Management Inc. (the “Corporation”), a corporation existing under the laws of the Province of Ontario, in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed on the date hereof by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering under the Securities Act the Corporation’s Class A Limited Voting Shares (the “Class A Shares”) that may be issued from time to time in connection with the exchange of limited partnership units (“OCGH units”) of Oaktree Capital Group Holdings, L.P. (“OCGH”) pursuant to the Exchange Agreement (as defined in the Registration Statement).

In connection with this opinion, we have examined the Registration Statement and the Exchange Agreement, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Corporation. In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, we are of the opinion that upon the Corporation having received the consideration therefor and upon issuance of Class A Shares in connection with the exchange of OCGH units from time to time in accordance with the terms and conditions of the Exchange Agreement, such Class A Shares will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is based upon and limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, and has been given by members of the Law Society of Ontario.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” therein.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ Torys LLP